Exhibit 99.1

JOHN B. SANFILIPPO & SON, INC.

NEWS RELEASE

COMPANY CONTACT:	Michael J. Valentine
Chief Financial Officer
847-214-4509

Frank S. Pellegrino
Sr. Vice President, Finance, Treasurer and Corporate Controller
847-214-4138

FOR IMMEDIATE RELEASE

THURSDAY, MAY 3, 2018

Third Quarter Diluted EPS Increased by 35.9% to a third quarter record of $0.75 per share

Quarterly Overview:	Year to Date Overview:

— Net sales increased by 17.2%	— Net sales increased by 5.0%
— Sales volume increased by 12.5%	— Sales volume increased by 3.9%
— Gross profit increased by 16.7%	— Gross profit decreased by 2.2%
— Net income increased by 36.2%	— Net income decreased by 8.8%

Elgin, IL, May 3, 2018 — John B. Sanfilippo & Son, Inc. (NASDAQ: JBSS) (hereinafter the “Company”) today announced operating results for its fiscal 2018 third quarter. Net income for the third quarter of fiscal 2018 was $8.6 million, or $0.75 per share diluted, compared to net income of $6.3 million, or $0.55 per share diluted, for the third quarter of fiscal 2017. Net income for the first three quarters of fiscal 2018 was $26.8 million, or $2.34 per share diluted, compared to net income of $29.4 million, or $2.58 per share diluted, for the first three quarters of fiscal 2017.

Net sales increased to $203.2 million for the third quarter of fiscal 2018 from $173.4 million for the third quarter of fiscal 2017. The increase in net sales was attributable to a 12.5% increase in sales volume, which is defined as pounds sold to customers, and a 4.2% increase in the weighted average sales price per pound. The majority of the sales volume increase came from increased sales of peanuts, almonds and snack and trail mixes in the consumer distribution channel.

Sales volume from our branded products changed in the quarterly comparison as follows:

Fisher recipe nuts	(4.6)%
Orchard Valley Harvest produce products	126.1%
Fisher snack nuts	29.8%

The sales volume decline for Fisher recipe nuts primarily resulted from lost distribution of some items at a major customer due to the introduction of private brand recipe nuts by that customer. We anticipate that we should regain a portion of the lost distribution at this customer in the first half of fiscal 2019. The decline in sales volume from this lost distribution was offset in part by Fisher recipe nut distribution gains at new and other existing customers. The sales volume increase for our Orchard Valley Harvest brand was attributable to new item introductions and distribution gains with new and existing customers. The sales volume increase for Fisher snack nuts was due to increased promotional and merchandising activity at an existing customer. Sales volume increased in the commercial ingredients distribution channel due to some Squirrel Brand sales now being categorized in this distribution channel. We acquired the Squirrel Brand business in the second quarter of this fiscal year. This Squirrel Brand sales volume was included in the contract packaging distribution channel in the third quarter of fiscal 2017. The decrease in sales volume in the contract packaging distribution channel was primarily attributable to that distribution channel reclassification.

Net sales increased to $677.1 million for the first three quarters of fiscal 2018 from $645.0 million for the first three quarters of fiscal 2017. The increase in net sales was primarily attributable to a 3.9% increase in sales volume. The sales volume increase resulted mainly from increased sales of peanuts, almonds and snack and trail mixes in the consumer distribution channel. The increase in sales volume in the consumer distribution channel primarily resulted from increased sales of private brand products and Orchard Valley Harvest produce products. Sales volume declined in the commercial ingredients distribution channel, and sales volume was relatively unchanged in the contract packaging distribution channel. The sales volume decline in the commercial ingredients distribution channel resulted mainly from the loss of a bulk almond butter customer that occurred in the second quarter of fiscal 2017.

Gross profit margin declined slightly to 16.3% of net sales for the third quarter of fiscal 2018 from 16.4% for the third quarter of fiscal 2017, and gross profit increased by $4.8 million in the quarterly comparison. The increase gross profit was primarily attributable to the increase in sales volume discussed in the quarterly comparison.

Gross profit margin for the first three quarters of fiscal 2018 decreased to 15.6% of net sales from 16.8% for the first three quarters of fiscal 2017, and gross profit decreased by $2.4 million. The decreases in gross profit and gross profit margin were mainly due to increased commodity acquisition costs for walnuts and pecans. We could not increase prices in response to these cost increases due to holiday promotional pricing commitments that were in place for the first half of fiscal 2018 to support new Fisher recipe nut distribution gains.

Total operating expenses, as a percentage of net sales, decreased to 9.4% for the third quarter of fiscal 2018 from 10.1% for the third quarter of fiscal 2017 primarily due to a higher net sales base. Total operating expenses increased by $1.6 million in the quarterly comparison mainly from increased freight expense and amortization expense related to the acquisition of the Squirrel Brand business.

Total operating expenses for the first three quarters of fiscal 2018 decreased to 8.9% of net sales from 9.3% of net sales for the first three quarters of fiscal 2017 due to a higher net sales base. Total operating expenses increased by $0.3 million in the year to date comparison primarily as a result of increased freight, personnel, acquisition, consulting and sales commission expenses that were largely offset by lower incentive compensation expense.

Interest expense for the current third quarter increased to $1.0 million from $0.9 million for the third quarter of fiscal 2017. For the first three quarters of fiscal 2018, interest expense increased to $2.6 million from $2.1 million for the first three quarters of fiscal 2017. The increases in interest expense in both comparisons resulted from higher debt levels and higher average interest rates, both of which were mainly attributable to increased debt from the acquisition of the Squirrel Brand business in the second quarter of fiscal 2018.

The value of total inventories on hand at the end of the current third quarter decreased by $16.5 million, or 8.2%, when compared to the value of total inventories on hand at the end of the third quarter of fiscal 2017. The decrease in the value of total inventories was primarily due to lower quantities of walnuts and pecans on hand. Higher acquisition costs for walnuts, peanuts and cashews primarily led to a 1.6% increase in the weighted average cost per pound of raw nut and dried fruit input stocks on hand in the quarterly comparison.

“We reported record earnings per share for a third quarter, which were mainly driven by a 25.0% increase in sales volume in our consumer distribution channel,” stated Jeffrey T. Sanfilippo, Chief Executive Officer. “Continued growth in private brand products, primarily with existing customers, accounted for 65.2% of the sales volume growth in the consumer distribution channel. Increased sales for our Orchard Valley Harvest and Fisher snack nut brands also contributed significantly to the volume growth in the consumer distribution channel,” Mr. Sanfilippo added. “Our brands performed well at retail as well in the quarterly comparison according to IRi market data. Fisher recipe nut pound volume increased by 6% from distribution gains with new customers, while the total recipe nut category pound volume increased by 2%. Orchard Valley Harvest pound volume increased by 69% while the total produce category pound volume fell by 3%. Fisher snack nut pound volume increased by 3%, while pound volume for the total snack nut category increased by 2%,” Mr. Sanfilippo noted. “As we announced in the second quarter, we acquired the Squirrel Brand business at the end of November. The integration of the Squirrel Brand business was completed early in the current third quarter with the successful transition of all significant customers. With the integration now behind us, we can focus on growing the Squirrel Brand and Southern Style Nuts brands in our consumer and commercial ingredients distribution channels, as part of our strategy of growing our branded portfolio,” Mr. Sanfilippo concluded.

The Company will host an investor conference call and webcast on Friday, May 4, 2018, at 10:00 a.m. Eastern (9:00 a.m. Central) to discuss these results. To participate in the call via telephone, dial 1-844-536-5471 from the U.S. or 1-614-999-9317 internationally and enter the participant passcode of 3644109. This call is being webcast by NASDAQ OMX and can be accessed at the Company’s website at www.jbssinc.com.

Some of the statements in this release are forward-looking. These forward-looking statements may be generally identified by the use of forward-looking words and phrases such as “will”, “intends”, “may”, “believes”, “anticipates”, “should” and “expects” and are based on the Company’s current expectations or beliefs concerning future events and involve risks and uncertainties. Consequently, the Company’s actual results could differ materially. The Company undertakes no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events or other factors that affect the subject of these statements, except where expressly required to do so by law. Among the factors that could cause results to differ materially from current expectations are: (i) the risks associated with our vertically integrated model with respect to pecans, peanuts and walnuts; (ii) sales activity for the Company’s products, such as a decline in sales to one or more key customers, a change in product mix to lower price products, a decline in sales of private brand products or changing consumer preferences; (iii) changes in the availability and costs of raw materials and the impact of fixed price commitments with customers; (iv) the ability to pass on price increases to customers if commodity costs rise and the potential for a negative impact on demand for, and sales of, our products from price increases; (v) the ability to measure and estimate bulk inventory, fluctuations in the value and quantity of the Company’s nut inventories due to fluctuations in the market prices of nuts and bulk inventory estimation adjustments, respectively; (vi) the Company’s ability to appropriately respond to, or lessen the negative impact of, competitive and pricing pressures; (vii) losses associated with product recalls, product contamination, food labeling or other food safety issues, or the potential for lost sales or product liability if customers lose confidence in the safety of the Company’s products or in nuts or nut products in general, or are harmed as a result of using the Company’s products; (viii) the ability of the Company to control expenses, such as compensation, medical and administrative expenses; (ix) the potential negative impact of government regulations and laws and regulations pertaining to food safety, such as the Food Safety Modernization Act; (x) uncertainty in economic conditions, including the potential for economic downturn; (xi) the timing and occurrence (or nonoccurrence) of other transactions and events which may be subject to circumstances beyond the Company’s control; (xii) the adverse effect of labor unrest or disputes, litigation and/or legal settlements, including potential unfavorable outcomes exceeding any amounts accrued; (xiii) losses due to significant disruptions at any of our production or processing facilities; (xiv) the ability to implement our Strategic Plan, including growing our branded and private brand product sales and expanding into alternative sales channels; (xv) technology disruptions or failures; (xvi) the inability to protect the Company’s brand value, intellectual property or avoid intellectual property disputes; (xvii) the Company’s ability to manage successfully the price gap between its private brand products and those of its branded competitors; and (xviii) potential increased industry-specific regulation pending the U.S. Food and Drug Administration assessment of the risk of Salmonella contamination associated with tree nuts.

John B. Sanfilippo & Son, Inc. is a processor, packager, marketer and distributor of nut and dried fruit based products that are sold under a variety of private brands and under the Company’s Fisher®, Orchard Valley Harvest®, Squirrel Brand®, Southern Style Nuts® and Sunshine Country® brand names.

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JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Quarter Ended		For the Thirty-Nine Weeks Ended
	March 29, 2018	March 30, 2017	March 29, 2018	March 30, 2017
Net sales	$203,181	$173,376	$677,090	$645,044
Cost of sales	169,995	144,950	571,184	536,754

Gross profit	33,186	28,426	105,906	108,290

Operating expenses:
Selling expenses	11,626	10,299	38,415	36,940
Administrative expenses	7,457	7,163	21,803	23,022

Total operating expenses	19,083	17,462	60,218	59,962

Income from operations	14,103	10,964	45,688	48,328

Other expense:
Interest expense	1,004	864	2,590	2,094
Rental and miscellaneous expense, net	329	367	1,192	1,076
Other expense	492	534	1,477	1,600

Total other expense, net	1,825	1,765	5,259	4,770

Income before income taxes	12,278	9,199	40,429	43,558
Income tax expense	3,647	2,863	13,610	14,157

Net income	$8,631	$6,336	$26,819	$29,401

Basic earnings per common share	$0.76	$0.56	$2.36	$2.60

Diluted earnings per common share	$0.75	$0.55	$2.34	$2.58

Cash dividends declared per share	$—	$—	$2.50	$5.00

Weighted average shares outstanding
— Basic	11,399,492	11,347,920	11,375,437	11,306,251

— Diluted	11,453,548	11,424,798	11,440,671	11,392,903

JOHN B. SANFILIPPO & SON, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	March 29, 2018	June 29, 2017	March 30, 2017
ASSETS
CURRENT ASSETS:
Cash	$1,013	$1,955	$1,848
Accounts receivable, net	65,129	64,830	59,402
Inventories	184,882	182,420	201,398
Prepaid expenses and other current assets	7,395	4,172	4,625

	258,419	253,377	267,273

PROPERTIES, NET:	125,210	125,462	127,234

OTHER LONG-TERM ASSETS:
Intangibles, net	28,149	—	233
Deferred income taxes	5,579	9,095	7,894
Other	8,846	10,125	9,683

	42,574	19,220	17,810

TOTAL ASSETS	$426,203	$398,059	$412,317

LIABILITIES & STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Revolving credit facility borrowings	$56,579	$29,456	$61,337
Current maturities of long-term debt	7,128	3,418	3,408
Accounts payable	48,075	50,047	40,173
Bank overdraft	3,520	932	2,979
Accrued expenses	17,082	26,020	22,297

	132,384	109,873	130,194

LONG-TERM LIABILITIES:
Long-term debt	29,164	25,211	26,069
Retirement plan	21,597	20,994	22,729
Other	7,025	6,513	6,527

	57,786	52,718	55,325

STOCKHOLDERS’ EQUITY:
Class A Common Stock	26	26	26
Common Stock	89	88	88
Capital in excess of par value	119,336	117,772	117,232
Retained earnings	121,639	123,190	116,466
Accumulated other comprehensive loss	(3,853)	(4,404)	(5,810)
Treasury stock	(1,204)	(1,204)	(1,204)

TOTAL STOCKHOLDERS’ EQUITY	236,033	235,468	226,798

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$426,203	$398,059	$412,317